Exhibit 10.1

BUSINESS COOPERATION AGREEMENT

THIS BUSINESS COOPERATION AGREEMENT (the “Agreement”) is made and entered on July 28, 2009 (the “Effective Date”) in Changsha City, Hunan Province, People’s Republic of China (“China”)

BY AND BETWEEN:

Party A: Shaoshan Huanqiu Vocational Technical Secondary School

Address: Zhuji Section, Shaoshan City, Hunan Province, China

Party B: Hunan Oya Education Technology Co., Ltd

Address: Room 1708, Biaozhi Building, No.119 Middle Furong Road, Kaifu District, Changsha City, Hunan Province, China

WHEREASE:

1.	Party A is a privately owned secondary vocational and technical school which provides vocational diploma education and training (“main business”) to students across China.

2.	Party B is a limited company which is incorporated in China and provides educational investment.

3.	Party B agrees to provide Party A with technical, personnel and service support for Party A’s main business during the term of cooperation. Party A agrees to accept the technical, personnel and service support provided by Party B or authorized party of Party B according to this Agreement.

Party A and Party B, after sufficient consultations, reach the terms as follows:

1.	Business Cooperation

1.1	Pursuant to the terms and conditions mentioned here below, Party A engages Party B as its service provider to provide full technical, business and consultancy services to Party A.

1.2	Party A agrees that without prior written consent of Party B, it will not obtain any consultancy and/or services related to or similar to this Agreement from any other third party, nor will it entered any cooperative relationship in this nature with any other third party.

1.3	Party A agrees that if the single expense exceeds RMB 1,000 or the expenses of the same nature exceed RMB 10,000 within a month, the payment shall obtain Party B ‘s prior written approval.

1.4	Cooperative Terms

1.4.1	The Responsibilities of Party A

(a)	Party A shall collect tuitions and fees according to the charge standard reported to and approved by local price authorities. Tuitions and fees list can be found in Schedule 1 of this Agreement.

(b)	Party A shall be responsible for student enrollment, examination and performance evaluation management.

(c)	Party A shall conduct specific teaching tasks.

(d)	Party A shall, in the name of the school, grant students school certificate and secondary vocational education diploma when they complete their educational programs.

(e)	Party A shall maintain a favorable teaching environment within and around the school.

(f)	Party A shall make report to local Education Bureau.

(g)	Party A shall enjoy tax exemption policy in accordance with applicable laws.

(h)	Party A shall apply for national, enterprise and personal sponsored scholarship and financial aid programs for students.

(i)	Party A shall ensure the personal and property safety of all staff members and students.

(j)	Party A shall apply for property insurance for important teaching equipment and facilities.

(k)	Party A shall have legal use right to the schoolhouses and provide logistics service.

(l)	Party A shall ensure that the wages, welfares and social insurance of staff members are not lower than in state-owned schools.

1.4.2	The Responsibilities of Party B

(a)	Party B shall make diversified investment in the School in accordance with this Agreement.

(b)	Party B shall make student recruitment policy and arrange recruitment information dissemination.

(c)	Party B shall build and implement the unified financial management system in the School.

(d)	Party B shall provide Party A with exclusive technical consultancy and services in terms of course design, teaching analysis and student management.

(e)	Party B shall be responsible for design and maintenance of the school web.

(f)	Party B shall provide students with job information and placement service.

(g)	Party B shall contact enterprises that offer internship programs.

(h)	Party B shall unify the school advertisement and information.

(i)	Party B shall create assessment standards for staff members, dismiss and appoint staff members in accordance with their performance. Party A shall be supportive with Party B’s above action.

(j)	Party B shall authorize the school to use the “HQ” brand and provide the school with standard management plan.

1.5	Revenue Distribution Method: Party B shall enjoy all revenues generated by Party A.

1.6	Party B shall have the appointment and dismissal right to senior management of Party A.

1.7	Party B shall enjoy the disposal right to the net assets of Party A.

2.	Intellectual Rights and Confidentiality

2.1	Party B shall have the exclusive right, to the extent permitted by law, to any rights under or arising from this Agreement including ownership and intellectual rights which include but not limited to copy right, patent, the right to apply for patent, software, technological and business secrets. Party A shall sign and submit all necessary documents and/or applications, and take all necessary actions and any other actions which is considered as necessary by Party A to ensure that Party B has the exclusive right to the above intellectual rights and protect Party B’s such rights.

2.2	Party A and Party B acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement or distributed in the preparation or execution of this Agreement shall be deemed as confidential information. Each Party shall maintain the confidentiality of all such information, without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain;(b) information disclosed as required by applicable law, rules or regulations of any Stock Exchange, government authorities, court orders or by virtue of any other regulatory requirements; (c)information required to be disclosed by any Party to its shareholders, investors, legal and financial advisors regarding the transaction contemplated hereunder, and such shareholders, investors, legal and financial advisors are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by any party or its authorized Party shall be deemed as disclosure of such information by such Party , which Party shall be held liable for breach of this Agreement. This term shall survive the termination of this Agreement for any reason.

2.3	Both parties agree that the above 2.2 shall continue to be effective in regardless of the modification, dissolution or termination of this Agreement.

3.	Undertakings and Warranties

3.1	Party A hereby represents, warrants and undertakes to and with Party B that

3.1.1	Party A is a privately-owned secondary vocational school in China and has obtained governmental approval and license for its main business.

3.1.2	Party A’s execution and performance of this Agreement is not against any law or regulation of China.

3.1.3	This Agreement constitutes a legal, valid and binding obligation for Party A to fulfill its obligations as detailed in this Agreement.

3.2	Party B hereby represents, warrants and undertakes to and with Party A that

3.2.1	Party B is a limited company incorporated in China.

3.2.2	Party B has taken necessary corporate action to execute and perform this Agreement and Party B’s execution and performance of this Agreement is not any law or regulation of China.

3.2.3	This Agreement constitutes a legal, valid and binding obligation for Party B to fulfill its obligations as detailed in this Agreement.

4.	Effectiveness and Term

4.1	This Agreement is executed on and become effective from the date and year first above written. The term of this Agreement is 15 years except the earlier termination of this Agreement or other agreements reached between two parties. Both parties shall review this Agreement every 12 months to decide if certain terms need to be modified and amended in accordance with the new conditions and circumstances.

4.2	This Agreement can be extended upon expiry with written consent from both parties.

5.	Termination

5.1	This Agreement will terminate to be effective upon expiry unless it is extended by both parties.

5.2	During the term of this Agreement, Party A shall not terminate before the expiry date unless Party B has gross negligence or fraud. Without prejudice to the above information to above information, Party B can terminate this Agreement any time by notifying Party A in written form in 30 days.

5.3	Clause 2, 3, 7 and 8 shall survive the termination of this Agreement and continue to be effective.

6.	Governing Law and Arbitration

6.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

6.2	In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. If the Parties fail to reach an agreement on the resolution of such a dispute within thirty (30) days after any Party’s written request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the jurisdiction of the People’s Court of Party A’s residence.

6.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.	Indemnification

Party A shall indemnify Party B against all losses, damages, liabilities, costs and expenses incurred by Party B in the proceedings, claims and other demands against Party B arising from or caused by Party B‘s providing of consultancy and services to Party A unless such losses, damages, liabilities, costs and expenses are caused by the gross negligence or willful misconduct of Party B.

8.	Notice

8.1	Each notice, demand or other communication given or made under this Agreement shall be delivered or sent to the relevant party at its address or facsimile set out below by means of personal delivery, prepaid registered post, express service or facsimile, and at the same time be sent via email to the relevant party. Such notice, demand or other communication addressed to the other party shall be deemed to have been delivered:

8.1.1	If given or made by personal delivery, prepaid registered post or express service, when actually delivered to or rejected by the relevant address;

8.1.2	If given or made by facsimile, when dispatched subject to machine-printed confirmation of receipt being received by the sender.

8.2	The addresses of both parties are listed as below for notification purpose only:

Party A: Shaoshan Huanqiu Vocational Technical Secondary School

Zhuji Section, Shaoshan City, Hunan Province, China

Attention: Guangwen He

Party B: Hunan Oya Education Technology Co., Ltd

Room 1708, Biaozhi Building, No.119 Middle Furong Road, Kaifu District, Changsha City, Hunan Province, China

Attention: Guangwen He

8.3	Each party may change their address by prior written notice to the other party.

9.	Assignment

9.1	Party A shall not assign any of its rights or obligations under this Agreement to any third party without prior written consent of Party B.

9.2	Party A agrees that Party B, with prior notification to Party A, may assign any its rights or obligations under this Agreement to any third party at any time Party B believe it is necessary.

10.	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.	Modification and Amendment

Both Parties may modify and amend this Agreement by agreement in written form. Any modification or amendment to this Agreement executed by both Parties shall be an integral part of this Agreement and have the same effect with this Agreement.

12.	Language and Duplicates

This Agreement is written in Chinese in two copies. Party A and Party B shall hold one copy respectively. Each copy of this Agreement shall have equal validity.

IN WITNESS whereof this Agreement has been executed by the Parties hereto and is intended to be and is hereby delivered on the day and year first above written.

Party A:   Shaoshan Huanqiu Vocatioanl Technical Secondary School   (Stamp)

Legal Representative: Guangwen He                      (Signature)

Party B:   Hunan Oya Education Technology Co., Ltd.   (Stamp)

Legal Representative: Guangwen He       (Signature)

Schedule 1

List of Academic Programs and Tuition Standard